                                                                    EXHIBIT 12.1

SWEETHEART HOLDINGS
RATIO OF EARNINGS TO FIXED CHARGES
IN THOUSANDS


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
                                                                 FISCAL
                                          -----------------------------------------------------
                                            1998        1999        2000       2001       2002
                                            -----      ------      ------     ------     ------
(Loss) income before tax, minority
interest, change in accounting and
extraordinary loss ...................    (59,265)    (15,613)     24,954     27,804     (3,207)
Add back: Fixed Charges ..............     65,689      67,113      64,208     59,152     55,699
                                            -----      ------      ------     ------     ------
a) Adjusted Income ...................      6,424      51,500      89,162     86,956     52,492
                                            -----      ------      ------     ------     ------

Interest Expense, net ................     58,656      58,413      52,608     38,919     37,079
Cash Dividend Payments ...............       --          --          --         --         --
1/3 of Operating Lease Payments -
Sweetheart Cup .......................      5,533       6,233       9,400     18,267     17,254
1/3 of Operating Lease Payments -
Fonda ................................      1,500       2,467       2,200      1,967      1,367
                                            -----      ------      ------     ------     ------
b) Fixed Charges .....................     65,689      67,113      64,208     59,152     55,699
                                            -----      ------      ------     ------     ------


Ratio (a/b) ..........................       0.10        0.77        1.39       1.47       0.94
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